ITEM 6

                                                                     EXHIBIT 11


                      COMPUTATION OF EARNINGS PER SHARE (1)



                                           Three Months ended September 30,
                                             1996                      1995
                                        --------------             -----------

Net income                              $    320,762               $   378,694
                                        ============               ===========

Shares
  Weighted average number of
    shares outstanding                     7,740,695                 7,413,552

Assuming exercise of options                 217,844                   394,340
                                       -------------             -------------

Weighted average number of
  shares outstanding,
  as adjusted                              7,958,539                 7,807,892
                                        ============              ============

Earnings per share                     $        .04                $      .05
                                       =============              ============


----------------

(1) Fully diluted average number of shares outstanding, as adjusted and earnings per share are the same as calculated for primary for the periods presented.